Exhibit 10.61
Triad Guaranty Inc.
Board of Directors Compensation Program Summary
     In an effort to reflect the changing demands on the Board of Directors (the “Board”) of Triad Guaranty Inc. (the “Company”) as well as the economic realities faced by the Company, the Compensation Committee revised the Company’s non-employee director compensation program in August 2009, effective October 1, 2009 (the “Program”). A summary of the terms of the Program are set forth below:
     Non-Employee Directors
1.
Retainer: Each non-employee director shall receive an annual cash retainer of $85,000, payable in equal quarterly installments in advance. Each non-employee director shall also receive a fully vested annual restricted stock award of 10,000 shares of the Company’s common stock pursuant to the Company’s 2006 Long-Term Stock Incentive Plan (the “Plan”) and the related restricted stock agreement. For 2009, the award shall be pro rated at 7,500 for three quarters of service.

2.
Committee Chairs: Directors who are chosen to serve as chairs of any of the three standing Board committees – the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee (together, the “Committees”) – will no longer be entitled to additional cash compensation for such service. In addition, the single director who is designated as the Lead Independent Director of the Board also will no longer receive any additional cash compensation for such service.

3.
Meeting Fees: There will no longer be any meeting fees paid to any director for attendance at or participation in Board or Committee meetings (whether regular, special, in-person or telephonic and regardless of meeting length), except as follows:

a)
Each non-employee director is expected to attend up to one in-person or telephonic meeting of the Board each month without additional compensation; attendance or participation by a director at the second and each subsequent meeting of the Board (whether in-person or telephonic and regardless of meeting length) held within a calendar month shall be compensated at the rate of $1,500 for each such meeting; and

b)
Each Committee member is expected to attend up to two meetings of each of the Committees on which he serves in each calendar quarter without additional compensation; attendance or participation by a director as a Committee member at the third and each subsequent meeting of each such Committee (whether in-person or telephonic and regardless of meeting length) held during such quarter shall be compensated at the rate of $1,500 per meeting.
     Chairman of the Board
1.
Retainer: The Chairman of the Board shall receive an annual cash retainer of $156,000, payable in equal quarterly installments in advance. The Chairman shall also receive a fully vested annual restricted stock award of 17,000 shares of the Company’s common stock pursuant to the Plan and the related restricted stock agreement. For 2009, the award shall be pro rated at 12,750 shares for three quarters of service.

2.	Meeting Fees: The Chairman shall not be compensated for attending Board or Committee meetings (whether regular, special, in-person or telephonic and regardless of meeting length).